As filed with the Securities and Exchange Commission on May 26, 2023

Registration No. 333-191598

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191598

UNDER THE SECURITIES ACT OF 1933

Sisecam Resources LP
(Exact name of Registrant as specified in its charter)

Delaware	46-2613366
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Five Concourse Parkway Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Sisecam Resource Partners LLC 2013 Long-Term Incentive Plan
(Full title of plan)

Marla Nicholson
VP, General Counsel and Secretary
Sisecam Resources LP
Atlanta, Georgia 30328
(770) 375-2300
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement (the “Registration Statement”) of Sisecam Resources LP, a Delaware limited partnership (the “Partnership”) on Form S-8 (File No. 333-191598) filed with the Securities and Exchange Commission on October 7, 2013, registering 956,000 common units representing limited partner interests of the Partnership, issuable under the Sisecam Resource Partners LLC 2013 Long-Term Incentive Plan.

On May 26, 2023, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 1, 2023, by and among the Partnership, the Partnership’s general partner, Sisecam Resource Partners LLC (f/k/a OCI Resource Partners LLC), a Delaware limited liability company (the “Partnership GP”, and together with the Partnership, the “Partnership Parties”), Sisecam Chemicals Wyoming LLC, a Delaware limited liability company (“SCW”), a wholly owned subsidiary of Sisecam Chemicals Resources LLC, a Delaware limited liability company (“SCR”) and Sisecam Chemicals Newco LLC, a Delaware limited liability company and a wholly owned subsidiary of SCW (“Merger Sub”, and together with SCW, the “Parent Parties”), Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership surviving and continuing to exist as a Delaware limited partnership.

As a result of the Merger, by filing this post-effective amendment, the Partnership has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Partnership hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities of the Partnership registered but unsold under the Registration Statement as of the date hereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 26, 2023.

SISECAM RESOURCES LP
By:	Sisecam Resource Partners LLC, its General Partner
By:	/s/ Marla E. Nicholson
Marla E. Nicholson Vice President, General Counsel and Secretary of Sisecam Resource Partners LLC, the registrant’s General Partner

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act.